Exhibit 99.1

NEWS	EMRISE CORPORATION 2530 Meridian Parkway Durham, NC 27713 (919) 806-4722 www.emrise.com

CONTACT:
Allen & Caron Inc
Rene Caron (investors)
Len Hall (media)
(949) 474-4300
rene@allencaron.com
len@allencaron.com

EMRISE Corporation Announces Agreement to Sell Its Electronic Devices Business Unit to Data Device Corporation

DURHAM, NC –March 23, 2015 – EMRISE CORPORATION (OTCQB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment (“Emrise” or the “Company”), today announced that it has entered into a stock purchase agreement (the “Purchase Agreement”) with an affiliate of Data Device Corporation (“DDC”)  to sell all of the issued and outstanding shares of the common stock of the Company’s wholly owned subsidiary, EMRISE Electronics Ltd. (“EEL”), for a cash purchase price of $22 million, net of debt, transaction and other related expenses and a holdback of $1.3 million in escrow to secure indemnification obligations and any shortfall in working capital (the “Transaction”).  This is expected to yield net proceeds of approximately $11 million to the Company, excluding amounts held in escrow and after payment of certain taxes and liquidation related expenses.  The Transaction has been unanimously approved by the Company’s Board of Directors and is subject to stockholder approval.

“After a thorough analysis of various strategic alternatives, the Board has determined that this all-cash transaction represents the best return for the Company and its stockholders,” said Carmine T. Oliva, Emrise’s Chairman and CEO.

Vincent Buffa,  President & CEO of DDC, commented, “The acquisition of EMRISE Electronics Ltd. greatly expands DDC’s power management product offering  for the commercial aerospace and defense markets while expanding our business base in the European market with best-in-class power conversion products.”

The Transaction is subject to various closing conditions, including the receipt of approval from the holders of a majority of the outstanding shares of Emrise’s common stock. Certain of Emrise’s officers, directors and related parties, who collectively hold approximately 11.0% of the issued and outstanding shares of the Company's common stock, have entered into support agreements with Emrise and an affiliate of DDC, pursuant to which they have agreed, among other things, to vote their shares in favor of the Transaction. Subject to the closing conditions set forth in the Purchase Agreement, the Transaction is expected to close in the second quarter of 2015.

The Company also announced today that it is continuing its pursuit of strategic alternatives for CXR Anderson Jacobson (“CXR”), the Company’s communications equipment business unit, which may include a stock sale or other business combination transaction.

The Company also announced today that the Company’s Board of Directors has unanimously adopted a Plan of Liquidation and Dissolution (the “Plan of Dissolution”). The Plan of Dissolution contemplates an orderly wind down of the Company’s business affairs. Following the closing of the Transaction and the payment of outstanding liabilities, along with the taking of other actions specified in the Plan of Dissolution, including reserving for certain contingent liabilities and claims, the Company intends to distribute certain net proceeds from the Transaction, the sale of CXR and the liquidation and dissolution of the Company, to the Company’s stockholders in one or more liquidating distribution installments. The effectiveness of the Plan of Dissolution is conditioned on the consummation of the Transaction and obtaining approval of the Company’s stockholders relating to such Plan of Dissolution.

Additional information regarding the Transaction and the Plan of Dissolution will be included in a proxy statement the Company intends to file with the Securities and Exchange Commission and distribute to its stockholders. The Company's proxy statement will include information regarding the timing of the special meeting of the Company's stockholders to approve the Transaction and the Plan of Dissolution.

Advisors

The investment banking team of two New York City-based investment banks, The Benchmark Company, LLC and Hermes Capital Advisors, LLC, a division of Arcadia Securities, LLC, are serving as exclusive financial advisors to the Board of Directors of Emrise in connection with the Transaction.  A fairness opinion with respect to the Transaction was provided to the Board of Directors of Emrise by the Greenwich, CT office of Headwaters MB, headquartered in Denver, CO. The New Jersey-based law firm of Luckosky Brookman is serving as legal advisor to the Special Committee in connection with the Transaction and dissolution of the Company.  The New York City-based law firm of Olshan Frome Wolosky LLP is serving as counsel to the Company in connection with the Transaction and dissolution of the Company.  Latham & Watkins LLP is serving as legal advisor to DDC in connection with the Transaction.

About DDC

DDC is the world leader in the design and manufacture of high-reliability data bus, motion control, and solid-state power controller products for aerospace, defense, and industrial automation applications. For over 50 years, DDC has continuously advanced the state of high-reliability data communications and control technology for MIL-STD-1553, ARINC 429, AFDX®, Synchro/Resolver interface, and Solid-State Power Controllers with innovations that have minimized component size and weight while increasing performance. DDC headquarters, design and manufacturing operations are located in Bohemia, NY. Visit www.ddc-web.com.

About EEL

EEL consists of its Pascall Electronics, Ltd. and XCEL Power Systems, Ltd. subsidiaries.  Pascall  and XCEL design and manufacture an extensive range of custom, semi custom and standard power supply products. Pascall Electronics also designs and manufactures a range of radio frequency and microwave components, devices and subsystems for defense and aerospace applications.

About Emrise

Emrise designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  Emrise products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks.  The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company's Communications Equipment business units.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity (IFE&C) systems is a primary growth driver for the Company's Electronic Devices business units. Emrise serves the worldwide base of customers it has built in North America, Europe and Asia through operations in England and France.  For more information on Emrise, go to www.emrise.com.

Emrise common stock trades under the symbol EMRI on OTCQB, the venture marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find Real-Time quotes and market information for Emrise at www.otcmarkets.com.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of Emrise regarding the Transaction, future sale of CXR and the dissolution and liquidation of the Company, the preparation and mailing of the proxy statement, the approval of matters to be presented to stockholders at a meeting, the timing of the meeting, the liabilities of Emrise, the net proceeds anticipated to be available for distribution to the Company’s stockholders, the distribution of funds to stockholders and other matters, all of which are based on information currently available to the Company’s management as well as management’s assumptions and beliefs, are forward-looking statements (“forward-looking statements”) within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any such statements that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements regarding our expectations, beliefs, or intentions that are signified by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions. Such forward-looking statements reflect the Company’s current views with respect to future events, based on what the Company believes are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. Certain of these risks and uncertainties will be described in greater detail in Emrise's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of the Company, the Transaction or the Company’s dissolution and related transactions pursuant to the Plan of Dissolution.

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In connection with the proposed transactions, the Company will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the SEC’s website at www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company at, 2530 Meridian Parkway, Durham, NC 27713 Attention: Corporate Secretary, or by telephone at (919) 806-4722.

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transactions. Certain executive officers and directors of the Company have interests in the transaction that may differ from the interests of stockholders generally, including without limitation acceleration of vesting of stock options, restricted stock and other benefits conferred under employment agreements. These interests will be described in the proxy statement when it becomes available. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the transactions when it becomes available.